SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2001

Sunrise Technologies International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of or other jurisdiction of incorporation)	1-10428 (Commission File Number)	77-0148208 (IRS Employer Identification Number)

3400 West Warren Avenue, Fremont, California (Address of principal executive offices)		94538 (Zip Code)

Registrant’s telephone number, including area code (510) 623-9001

(Former name or address, if changed since last report)

Item 5. Other Events.

Sunrise Technologies International, Inc. announced on June 25, 2001 that it has entered into an agreement with Silicon Valley Bank to extend the due date of its credit facility from June 26, 2001 until August 26, 2001. Under the terms of the extension agreement, Sunrise agreed to make the following prepayments to reduce the $6.6 million of principal amount outstanding: (i) $1.2 million on or before June 25, 2001, (ii) 70% of additional funds received from debt or equity financings or other sources of funding, and (iii) 100% of certain aged accounts receivables that were 90 days or more past their due date as of June 20, 2001. In addition, Sunrise agreed to pledge 2,000,000 shares of its common stock as additional collateral. The bank also agreed to release its security interest in the pledged shares if Sunrise obtains at least $1.5 million in additional financing on or before August 26, 2001, of which 70% of such funds would be paid to the bank. Sunrise’s guarantor on the bank loan also agreed to pledge additional collateral to secure the guaranty. Sunrise obtained the funds to make the $1.2 million prepayment from the proceeds of the loan it obtained from International Merchantile Holding Group on June 1, 2001.

Item 7. Financial Statements and Exhibits.

99 Press Release dated June 25, 2001.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNRISE TECHNOLOGIES INTERNATIONAL, INC. (Registrant)

DATE: June 26, 2001	By:	/s/ C. Russell Trenary, III

Name: C. Russell Trenary, III Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description

99	Press Release dated June 25, 2001.